UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT SOLICITATION STATEMENT

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) Securities

Exchange Act of 1934

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BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV

(Name of Registrant as Specified in Its Charter)

Everest Housing Investors 2, LP

                 (Name of Person(s) Filing Consent Solicitation Statement, if other than the Registrant)

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Everest Housing Investors 2, LP

199 S. Los Robles Ave., Suite 200

Pasadena, California 91101

December 12, 2007

Dear Limited Partner:

We hope that you have had a chance to review the Solicitation of Consents that we sent you, dated November 16, 2007, in which we are seeking the approval by written consent of the limited partners (the “Limited Partners”) of Boston Financial Qualified Housing Tax Credits L.P. IV, a Massachusetts limited partnership (the “Partnership”), to remove the current general partners (Arch Street VIII, Inc. and Arch Street IV L.P., affiliates of MMA Financial, Inc. (“MMA”)) and to elect Everest Housing Management, LLC, a California limited liability company (“New GP”), as the successor general partner of the Partnership. You have probably also received a solicitation from MMA, asking you not to vote to remove MMA or to revoke any vote you may have already made.

We recognize this may be confusing, but please consider the following:

•

THE CURRENT GENERAL PARTNERS HELD ONTO YOUR CASH UNTIL EVEREST STARTED THIS REMOVAL PROCESS. Thirteen days after Everest filed its preliminary version of its solicitation on October 11, 2007, in which Everest promised that the New GP would distribute at least $220 per Unit from the cash being unnecessarily held in the Partnership, MMA announced it was making a distribution of $226 per Unit. MMA now claims that they intended to make that distribution anyway, even though their March 31, 2007 letter to Limited Partners said “[i]t is not expected that future cash available for distribution, if any, will be significant during the 2007 calendar year.” MMA has never explained why they were holding on to so much Partnership cash. MMA’s statement that they were planning to make the distribution is simply not credible.

•

FIRST MMA ANNOUNCED THEY OWED THE PARTNERSHIP ABOUT $360,000. NOW THEY SAY $428,000 IS THE CORRECT AMOUNT, BUT THEY STILL WILL NOT DISCLOSE HOW THEY CALCULATED THOSE AMOUNTS. How can Limited Partners have any confidence that we are getting the true story when MMA will not explain the details of the “banking arrangement” and how MMA calculated what the Partnership lost as a result of that banking arrangement? MMA’s disclosure on the subject lacks those important details.

•

THE ONLY WAY LIMITED PARTNERS CAN BE SURE THAT MMA HAS TO ACCOUNT FOR ITSELF IS TO REMOVE MMA AND ELECT A NEW GP. The New GP will not have a conflict of interest when investigating whether MMA has handled Partnership money properly.

•

EVEREST INTENDS TO PROMPTLY DISPOSE OF THE PARTNERSHIP’S REMAINING ASSETS AND DISTRIBUTE AS MUCH CASH AS POSSIBLE. MMA says that they will liquidate the Partnership’s assets, too. However, Everest’s affiliate holds a substantial limited partner interest, so Everest’s interests are better aligned with the Limited Partners. Frankly, we do not believe that MMA should be trusted to properly dispose of the Partnership’s properties and distribute the proceeds, given MMA’s track record of holding on to cash unnecessarily, mishandling Partnership funds at a cost to the Partnership of at least $428,000, and failing to monitor sufficiently payments that may be due to the Partnership from past property dispositions.

We urge you to carefully read the Consent Solicitation Statement previously sent to you, and to vote. Your vote is important. Failure to vote, abstentions and broker non-votes will have the same effect as a vote against the Proposal. To be sure your vote is represented, please sign, date and return the enclosed GREEN Consent of Limited Partner form as promptly as possible in the enclosed, prepaid envelope. If you have any questions, please contact Everest at: (800) 611-4613

Very Truly Yours,

EVEREST HOUSING INVESTORS 2, LP